Comstock Mining Announces First Quarter 2020 Results;
Goal Drives Strategic Value Targets

Virginia City, NV (May 7, 2020) Comstock Mining Inc. (the “Company”) (NYSE American: LODE) today announced selected unaudited financial results for the fiscal quarter ended March 31, 2020.

First Quarter 2020 Selected Strategic Highlights

•	Investment in Mercury Clean Up LLC (“MCU”) increased to $1.6 million with the Comstock-based mercury remediation system scheduled for May 2020, with necessary Nevada permits secured;

•
MCU also signed a definitive joint venture agreement with Clean Ore Solutions OPC, to partner and lead in a major mercury remediation project located in the Philippines, with initial permits also secured;

•	Investment in Tonogold Resources Inc. (“Tonogold”), valued at $8.8 million, represents > 10% ownership;

•	Announced and permitted Tonogold drill plans for June, 2020, on the Occidental Lode and other claims;

•	Extended agreements for the sale of Comstock’s two non-mining properties in Silver Springs, NV, and received an additional deposit totalling $0.4 million cumulatively, toward the $10.1 million sale;

•	Received $0.75 million in expense reimbursements from Tonogold during the first quarter;

•
Received $1 million in prepaid reimbursements from Tonogold for upcoming expenditures, including staff support for local and federal permitting, and geological support for exploration planning and drilling; and

•	Consummated the April acquisition of 25% of Pelen LLC, the owner of the historic Sutro Tunnel Company.
Unaudited First Quarter 2020 Selected Financial Highlights

•	Total operating costs were $1.3 million in Q1 2020, a $0.3 million or 21% improvement over Q1 2019;

•	Interest expense was $0.1 million in Q1 2020, a $0.4 million or 89% improvement over Q1 2019;

•
Net loss was $1.3 million, or ($0.05) loss per share for Q1 2020, as compared to net loss of $1.8 million, or ($0.12) loss per share for Q1 2019, an improvement driven by higher Tonogold expense reimbursements;

•
Net cash used in operations was $0.2 million in Q1 2020, as compared to a net use of $0.9 million in Q1 2019, with improvements resulting from lower operating expenses and lower uses for working capital;

•
Net cash provided by investing activities was $0.14 million in Q1 2020, from non-refundable deposits and proceeds from the sale of certain properties, somewhat offset by investments made in Mercury Clean Up;

•	Cash and cash equivalents at March 31, 2020, were $1.0 million; and

•	Common shares outstanding at March 31, 2020, were 27,850,000 shares.

Comstock Mining’s Corporate Realignment
Last year, the Company’s Board of Directors approved a transformational strategy focused on high-value, cash-generating, precious metal-based activities, (the “Strategic Focus”) including, but not limited to, metals exploration, engineering, resource development, economic feasibility assessments, mineral production, metal processing and related ventures of conservation-based, environmentally friendly, and economically enhancing mining technologies. Our goal is to deliver over $500 million of value from our existing assets and the commercialization of these environmental mining technologies, partnerships and ventures. Comstock Mining Inc. is the parent company that wholly owns the realigned subsidiaries.

Figure 1 - Comstock's Corporate Realignment

Comstock Mining LLC owns or controls the Lucerne properties. Comstock Processing LLC owns the American Flat processing facility and represents the main platform for commercializing environmentally friendly, and economically enhancing mining technologies. Comstock Northern Exploration LLC owns or controls the remaining Storey County mining claims and exploration targets, primarily located north of the Lucerne properties, that have been leased to Tonogold and represent the focus of their recently announced drilling programs, including the Occidental Lode. Comstock Exploration & Development LLC owns or controls the Lyon County mining claims and exploration targets, including the Dayton Resource Area and the Spring Valley exploration targets.

Mr. Corrado De Gasperis, Executive Chairman and CEO stated, “We are now driving our strategic initiatives forward at full speed with MCU poised to deploy two mercury remediation operating systems in the next three months, Tonogold is preparing the launch of a major, well-designed and expansive drill program as we expand the economic feasibility of our Dayton resource. Our year over year costs continue to trend down, primarily from net reductions in our operating and interest expenses. We have received $0.4 million in deposits on our silver springs non-mining assets and look forward to closing that transaction during the second quarter and eliminating the debt.”

Dayton
We are expanding Dayton’s economic resource, but just based on current gold and silver prices, before any resource updates, we now show a low-end value of over $75 million based on our existing economic shell (using an $800 gold equivalent cut off) and a $1600 gold revenue assumption. We have not yet engineered an expanded pit shell (even though higher gold prices allows for lower grade cut-offs and significantly higher, economically-feasible ounces) but we are progressing with that work toward an updated, Dayton stand-alone, NI 43-101 technical report.

Lucerne
Tonogold now owns a 50% membership interests in the entity that owns Lucerne. The Company retains management control over the entity until Tonogold has made all payments in full. We have partnered with Tonogold and expect to fully realize over $25 million from the sale of the Lucerne mining claims, plus the potential for over $35 million (totaling over $60 million) of additional value from leasing, processing and royalty agreements.

On March 20, 2020 the Company and Tonogold restated the Membership Purchase Agreement to secure the remaining cash consideration with a 12% secured convertible note with a principal amount of $5.475 million (the "Note"). To date, the Company has received $6.025 million in cash and $6.1 million the total stock consideration in the form of Tonogold Convertible Preferred Stock ("CPS"), valued at $8.795 million at March 31, 2020. The CPS can be converted into Tonogold common shares, at the Company's option, any time on or after May 22, 2020. The conversion price for the CPS will be the lower of (1) 85% of the 20-day volume weighted closing price or (2) 0.18. Tonogold can redeem the CPS prior to conversion, at a redemption price 120% of the face value of the CPS.

Tonogold guaranteed the Company’s remaining financial responsibility for its membership interest in Northern Comstock LLC, which owns and leases certain mineral properties in the Lucerne area, and assumed certain reclamation liabilities, both totaling approximately $7.0 million. The Company retains a 1.5% NSR royalty.

Comstock Northern Exploration LLC
Last year, the Company restated their exploration lease with Tonogold in Storey County. The restated lease requires exploration spending, permitting, and engineering commitments of a minimum of $1 million per year, for a cumulative total of $20 million over 20 years. Tonogold also committed to specific milestones for issuing three technical reports on their results, including a resource estimate in the first five year term, and culminating in a published Feasibility report by the end of the final term. For the first year following the commencement of mining, royalties will be paid a 3.0% NSR, and reduced to a 1.5% NSR, thereafter.

Mr. De Gasperis commented, “Tonogold has made remarkable progress in their exploration and development plans and secured Storey County permits and funding to start a major drilling program during the second quarter. They have also significantly enhanced the technical strength of their board and announced plans to achieve full external reporting status with audited financial statements this summer, as they prepare for a national stock listing.”

American Flat Processing and Commercializing Platform
Our processing platform includes the Company’s fully permitted crushing, leaching, processing and operating metallurgical equipment and labs, where our clean-technology joint ventures (including Mercury Clean Up LLC) and other partnerships, representing opportunities for significant value growth; most immediately with mercury remediation and clean reprocessing of previously leached mineralized materials.

Our Goal Drives Strategic Value
Our goal is to deliver over $500 million of value from our existing, precious metal-based assets and the commercialization, in Nevada and globally, of environmental mining technologies, partnerships and ventures.
The following table summarizes the components of the previously announced activities and the related, estimated value build-up of the high and low valuation targets of such components. In total, these components reflect an estimate of the potential, future valuation range for the Company (with the low target being more quantifiably known and the high target being more nascent and longer-lived):

(#’s in millions)	Valuation Estimates (1)
Strategic Value Targets	Low (12/31/20)		High (12/31/23+)
Dayton-Spring Valley Mineral Resource Development	75.0	Ž	$150.0
Lucerne Mineral Resource Development	25.7	Ž	60.0
MCU – Comstock Mercury Remediation Project (USA)	2.0		$62.5
MCU – Clean Mercury Recovery Technology (Philippines)	3.0	Ž	$25.0
MCU – Project #3 (USA)	2.0		$25.0
Leach Material Reprocessing – Comstock Project	7.0		$30.0
Occidental - Pride of the West - Other Mineral Royalties	2.0		$20.0
Investment in the Sierra Springs Opportunity Fund, Inc.	$3.3	Ž	$127.5
	$120.0		$500.0
Target Value Per Share (2)	$4.25		$15.00

(#’s in millions)	Valuation Estimates (1)
Non-Strategic Assets	Low (12/31/20)		High (12/31/23+)
Senior Water Rights (Silver Springs)	4.5		4.5
Industrial - Commercial Land Values (Silver Springs)	5.6		5.6
Investment in Tonogold Convertible Preferred Stock	6.8	Ž	13.9
Note Receivable - Senior Secured Debenture	5.5	Ž	5.5
Daney Ranch	2.9		3.7
Debt Obligations	(5.30)		(5.30)
Approximate Value (March 31, 2020)	20.0		27.9
Target Value Per Share (2)	$0.75		$1.00

(1) Valuation Targets represent management estimates.
(2) Based on total outstanding shares of 27,875,000 at May 7, 2020.

Our focus on realigning and transforming the Company was driven solely by our determination to reposition the Company, and its balance sheet, for sustainable per share growth. The valuation target range of $120 - $500 million in equity value is based on leveraging our existing assets, investments and growth plans. We believe that our entire, hard-asset base, existing resources and technology platform and are deeply undervalued. Our non-mining lands and non-mining water rights alone are now valued at over $20 million, net. We have agreements to sell the Industrial and Commercial lands plus the senior water rights in Silver Springs, for over $10 million, with $0.4 million already in escrow. These proceeds will extinguish the remaining $5.3 million in obligations (including our $4.9 million bond). Our $6.1 investment in Tonogold Convertible Preferred Stock (CPS) is valued between $6.8 million (if converted and sold at 85% of our conversion price) and $13.9 million, based on Tonogold’s current share price. We are also owed $5.475 million from Tonogold through a 12%, cash interest paying debt instrument, with principal payments of $1 million due this October 2020, and $4.475 million due September 2021.

More meaningfully, we have already positioned the permitted platform and tested both mercury remediation process technologies and leach-pad reprocessing solutions for new process technologies that we are now developing for commercialization. We have also facilitated an investment in an opportunity zone fund that is already worth ten times our investment of $330,000, based on the last investment round into the fund during late 2019. The fund owns or has secured almost 3,000 acres of land at less than $10,000 per acre, and owns and operates the Silver Springs Regional Airport, and also operates a 150,000 square foot facility with businesses already moving in.

Mr. De Gasperis continued, “We expect that our efforts in monetizing the non-strategic assets, eliminating the debt and commercializing the mining assets, will move us first toward the $120 million valuation throughout this year and position us to grow those businesses and valuations toward our $500+ million target over the next 2-3 years and beyond. The growth potential is truly extraordinary.”

Liquidity & Capital Resources
At March 31, 2020, the Company had total assets of $39.3 million, total liabilities of $16.8 million, including debt of $5.3 million, and net current assets of $3.5 million, including cash and cash equivalents of $1.0 million. The Company’s current capital resources include the cash and cash equivalents, investments in Tonogold preferred shares, Assets held for sale and other net working capital resources.

Net cash used in operations, for the period ended March 31, 2020, was $0.2 million as compared to net cash used of $0.9 million for the comparable prior period. The Company's lower use of cash, was due to higher rates of reimbursements from Tonogold for administrative and environmental expenses.

Net cash provided by investing, for the period ended March 31, 2020, was $0.1 million, substantially all from $0.3 million of proceeds from deposits on asset sales offset by $0.2 million for MCU investments.

Net cash provided by financing activities, for the three months ended March 31, 2020, represented net proceeds from the sale of common stock of $0.2 million, fully offset by principal payments on long term debt of approximately $0.2 million. Total common shares outstanding on May 7, 2019, were 27,875,000.
Outlook
Our annual operating expenses are planned at approximately $5.1 million (including other income, net, and excluding depreciation), with approximately $2.3 million of that expected to be reimbursed by Tonogold’s various agreements, resulting in net operating expenses for 2020, of $2.8 million. During the first quarter of 2020, the Company received approximately $0.75 million in cash for expense reimbursements required under the Tonogold agreements and an additional $1.0 million in anticipated upcoming expenditures, including staff support for local and federal permitting, and geological support for exploration planning and drilling. Starting in May 2020, until September 2021, the Company expects to receive monthly interest payments of $54,750.

MCU plans to commence trial operations in the second quarter of 2020, at the Company's American Flat processing facility, to validate and fine-tune the mercury extraction and remediation process, with the objective of reclaiming and remediating the Company's existing properties within the Carson River Mercury Superfund Site ("CRMSS").

MCU has agreed and plans to commence reclamation operations in the Philippines in the third quarter 2020, with the objective of establishing MCU as a global leader in large scale, mercury remediation projects.

The Company also expects to close on the agreed upon sale of certain non-mining assets located in Silver Springs, NV, to Sierra Springs Enterprises Inc., for total net proceeds of $10.1 million, by June 30, 2020. The Company has received $0.4 million in escrow for non-refundable deposits toward these purchases. The Company will use the remaining $9.7 million to extinguish the entirety of its outstanding Senior Secured Debenture obligation, principal and make-whole, of approximately $4.9 million, plus accrued interest of approximately $0.3 million.

Mr. De Gasperis concluded, “While we all continue to follow COVID-19 guidelines at Comstock Mining, we are very fortunate to be able to continue working collaboratively, remotely and strategically with our colleagues and business partners as we continue working towards achieving our 2020 strategic objectives and ultimate value goal.”

Conference Call
The Company will host a conference call today, May 7, 2020, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time.  The live call will include a moderated Q&A, after the prepared comments by the Company.  The dial-in telephone numbers for the live audio are as follows:
Toll Free: 1-888-297-8935
Direct: 1-647-792-1281
Confirmation Code: 3574748
The audio will be available, usually within 24 hours of the call, on the Company’s new website:
http://www.comstockmining.com/investors/investor-library
About Comstock Mining Inc.
Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining that is currently commercializing environment-enhancing, precious-metal-based technologies, products and processes for precious metal recovery. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed its first phase of production. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The Company’s goal is to grow per-share value by commercializing environment-enhancing, precious-metal-based products and processes that generate predictable cash flow (throughput) and increase the long-term enterprise value of our northern Nevada based platform.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. Forward-looking statements include statements about matters such as: consummation of all pending transactions; project, asset or Company valuations; future industry market conditions; future explorations, acquisitions, investments and asset sales; future performance of and closings under various agreements; future changes in our exploration activities; future estimated mineral resources; future prices and sales of, and demand for, our products; future impacts of land entitlements and uses; future permitting activities and needs therefor; future production capacity and operations; future operating and overhead costs; future capital expenditures and their impact on us; future impacts of operational and management changes (including changes in the board of directors); future changes in business strategies, planning and tactics and impacts of recent or future changes; future employment and contributions of personnel, including consultants; future land sales, investments, acquisitions, joint ventures, strategic alliances, business combinations, operational, tax, financial and restructuring initiatives; the nature and timing of and accounting for restructuring charges and derivative liabilities and the impact thereof; contingencies; future environmental compliance and changes in the regulatory environment; future offerings of equity or debt securities; the possible redemption of debentures and associated costs; future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties, many of which are unforeseeable and beyond our control and could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in our filings with the SEC and the following: counterparty risks; capital markets’ valuation and pricing risks; adverse effects of climate changes or natural disasters; global economic and capital market uncertainties; the speculative nature of gold or mineral exploration, including risks of diminishing quantities or grades of qualified resources; operational or technical difficulties in connection with exploration or mining activities; contests over title to properties; potential dilution to our stockholders from our stock issuances and recapitalization and balance sheet restructuring activities; potential inability to comply with applicable government regulations or law; adoption of or changes in legislation or regulations adversely affecting businesses; permitting constraints or delays; decisions regarding business opportunities that may be presented to, or pursued by, us or others; the impact of, or the non-performance by parties under agreements relating to, acquisitions, joint ventures, strategic alliances, business combinations, asset sales, leases, options and investments to which we may be party; changes in the United States or other monetary or fiscal policies or regulations; interruptions in production capabilities due to capital constraints; equipment failures; fluctuation of prices for gold or certain other commodities (such as silver, zinc, cyanide, water, diesel fuel and electricity); changes in generally accepted accounting principles; adverse effects of terrorism and geopolitical events; potential inability to implement business strategies; potential inability to grow revenues; potential inability to attract and retain key personnel; interruptions in delivery of critical supplies, equipment and raw materials due to credit or other limitations imposed by vendors or others; assertion of claims, lawsuits and proceedings; potential inability to satisfy debt and lease obligations; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market; inability to maintain the listing of our securities; and work stoppages or other labor difficulties. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as may be required by securities or other law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Neither this press release nor any related calls or discussions constitutes an offer to sell, the solicitation of an offer to buy or a recommendation with respect to any securities of the Company, the fund or any other issuer.

Contact information:
Comstock Mining Inc. P.O. Box 1118 Virginia City, NV 89440 ComstockMining.com	Corrado De Gasperis Executive Chairman & CEO Tel (775) 847-4755 degasperis@comstockmining.com	Zach Spencer Director of External Relations Tel (775) 847-5272 Ext.151 questions@comstockmining.com

COMSTOCK MINING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2020	December 31, 2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,026,079	$1,015,857
Assets held for sale, net	10,512,066	10,512,066
Prepaid expenses and other current assets	1,995,615	1,821,627
Total current assets	13,533,760	13,349,550

Mineral rights and properties, net	5,690,885	5,690,885
Properties, plant and equipment, net	7,752,234	7,935,021
Reclamation bond deposit	2,695,430	2,688,962
Retirement obligation asset	101,435	115,926
Investment in Tonogold preferred shares	8,795,000	9,080,000
Investment in Sierra Springs common shares	335,000	335,000
Other assets	349,261	374,548

TOTAL ASSETS	$39,253,005	$39,569,892

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,036,514	$922,553
Accrued expenses and other liabilities	1,412,406	1,855,431
Deposits	1,473,513	318,384
Liabilities held for sale, net	1,019,705	1,019,705
Long-term debt– current portion	5,065,934	328,068
Total current liabilities	10,008,072	4,444,141

LONG-TERM LIABILITIES:
Long-term debt	232,836	5,084,006
Long-term reclamation liability	6,039,386	6,034,208
Other liabilities	513,103	514,977
Total long-term liabilities	6,785,325	11,633,191

Total liabilities	16,793,397	16,077,332

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred Stock, $.000666 par value, 50,000,000 shares authorized, no shares issued	—	—
Common stock, $.000666 par value, 158,000,000 shares authorized, 27,875,000 and 27,236,489 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	18,564	18,139
Additional paid-in capital	259,387,278	259,095,152
Accumulated deficit	(237,215,775)	(235,890,272)

Total Comstock Mining Inc. stockholders' equity	22,190,067	23,223,019
Noncontrolling interest	269,541	269,541
Total equity	22,459,608	23,492,560

TOTAL LIABILITIES AND EQUITY	$39,253,005	$39,569,892
COMSTOCK MINING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2020	2019
REVENUES
Revenue - mining	$—	$—
Revenue - real estate	48,425	37,598
Total revenues	48,425	37,598

COSTS AND EXPENSES
Costs applicable to mining revenue	125,893	505,393
Real estate operating costs	13,596	10,424
Exploration and mine development	136,721	225,867
Mine claims and costs	122,070	150,954
Environmental and reclamation	26,798	53,451
General and administrative	845,228	660,366
Total costs and expenses	1,270,306	1,606,455

LOSS FROM OPERATIONS	(1,221,881)	(1,568,857)

OTHER INCOME (EXPENSE)
Interest expense	(50,588)	(461,137)
Other income (expense)	(53,034)	194,929
Total other income (expense), net	(103,622)	(266,208)

NET LOSS	(1,325,503)	(1,835,065)

Less: net income (loss) attributable to noncontrolling interest	—	—

NET LOSS ATTRIBUTABLE TO COMSTOCK MINING, INC.	$(1,325,503)	$(1,835,065)

Net loss per common share – basic and diluted	$(0.05)	$(0.12)

Weighted average common shares outstanding — basic and diluted	27,264,555	15,800,481

COMSTOCK MINING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2020	2019
OPERATING ACTIVITIES:
Net loss	$(1,325,503)	$(1,835,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization, and depletion	199,442	586,921
Accretion of reclamation liability	5,178	5,710
Gain on sale of properties, plant, and equipment	(100,000)	—
Amortization of debt discounts and issuance costs	38,705	71,623
Net loss on early retirement of long-term debt	2,750	151,531
Payment-in-kind interest expense	—	470,246
Change in make-whole liabilities	35,776	(135,162)
Mark to market Tonogold preferred shares	285,000	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	6,979	24,934
Accounts payable	113,961	53,573
Accrued expenses and other liabilities	(488,656)	(286,855)
Deposits	1,055,129	—
NET CASH USED IN OPERATING ACTIVITIES	(171,239)	(892,544)
INVESTING ACTIVITIES:
Proceeds from principal payment on note receivable	138	130
Proceeds from sale of mineral rights and properties, plant, and equipment	100,000	—
Proceeds from deposits on Membership Interest Purchase Agreement	100,000	1,950,000
Proceeds from deposits on the sale of non-mining assets to Sierra Springs	100,000	—
Purchase of mineral rights and properties, plant and equipment	—	(365,000)
Deposits for Mercury Clean Up investment	(150,000)	—
Change in reclamation bond deposit	(6,468)	(33,428)
NET CASH PROVIDED BY INVESTING ACTIVITIES	143,670	1,551,702
FINANCING ACTIVITIES:
Principal payments on long-term debt	(154,760)	(1,565,687)
Proceeds from the issuance of common stock	242,621	813,561
Common stock issuance costs	(50,070)	(85,093)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	37,791	(837,219)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10,222	(178,061)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,015,857	488,657
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,026,079	$310,596

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$285,138	$34,460